Toni Perazzo
Chief Financial Officer
(650) 340-1888
FOR IMMEDIATE RELEASE

AEROCENTURY CORP. REPORTS FIRST QUARTER 2013 RESULTS

(BURLINGAME, CA), May 14, 2013 — AeroCentury Corp. (NYSE MKT: ACY), an independent aircraft leasing company, today reported its operating results for the first quarter ended March 31, 2013.

The Company reported net income of $4.1 million, or $2.56 per diluted share, for the first quarter of 2013, compared to net income of $1.3 million, or $0.85 per diluted share, for the first quarter of 2012.

Total revenues were $12.8 million for the first quarter ended March 31, 2013 compared to total revenues of $6.8 million for the same period a year ago.  The year-to-year increase was primarily due to an increase in maintenance reserves revenue as a result of a one-time payment of $6.5 million received from the prior lessee of two of the Company’s aircraft when the leases were assigned to a new lessee in 2012 and recognized as maintenance reserves revenue upon termination of the leases in the first quarter of 2013.

Operating lease revenue was lower in the first quarter of 2013 compared to the same period a year ago, primarily as a result of lower portfolio utilization and reduced revenue from assets for which the Company does not record revenue in advance of receipt as a result of substantial uncertainty of collectability.  The effect of these decreases was partially offset by increases in operating lease revenue from assets purchased during 2012.

During the first quarter of 2013, the Company recorded a gain of $0.2 million related to the sale of an aircraft.  The Company also recorded other income of $0.5 million related to security deposits retained upon early termination of two leases following the lessee’s bankruptcy in January 2013.

Total expenses increased by approximately $2.1 million in the first quarter of 2013 as compared to the same period in 2012.  Maintenance expense was higher in the first quarter of 2013 than in the first quarter of 2012 as a result of increased costs related to lessee maintenance claims in the 2013 period and maintenance on off-lease aircraft.  Depreciation and management fees increased from year to year as a result of the net increase in the asset base of the Company’s aircraft and engine portfolio.

AeroCentury is an aircraft operating lessor and finance company specializing in leasing regional aircraft and engines utilizing triple net leases. The Company’s aircraft and engines are leased to regional airlines and commercial users worldwide.

(see tables following)

AeroCentury Corp.
Selected Financial Information
(Unaudited)
 (in thousands, except share and per share data)

	For the Three Months Ended March 31,
	2013	2012
Revenues and other income:
Operating lease revenue	$4,900	$5,907
Maintenance reserves revenue	7,134	850
Gain on disposal of assets	218	-
Other income	550	26
	12,802	6,783
Expenses:
Maintenance costs	2,405	754
Depreciation	1,746	1,487
Management fees	1,092	987
Interest	1,066	1,072
Professional fees and other	603	466
	6,912	4,766

Income before income tax provision	5,890	2,017
Income tax provision	1,838	692
Net income	$4,052	$1,325

Earnings per share:
Basic	$2.63	$0.86
Diluted	$2.56	$0.85

Weighted average shares used in earnings per share computations:
Basic	1,543,257	1,543,257
Diluted	1,582,327	1,550,756

Summary Balance Sheet:	March 31, 2013	December 31, 2012	March 31, 2012
	(Unaudited)	(Audited)	(Unaudited)
Total assets	$153,212	$152,426	$140,182
Total liabilities	$103,281	$106,547	$98,167
Shareholders’ equity	$49,931	$45,879	$42,015